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Exhibit 10.29

CONFIDENTIAL SEPARATION AGREEMENT
AND MUTUAL RELEASE

        THIS AGREEMENT, made and entered into as of the 19 day of November, 2002, by and between Park Place Entertainment Corporation, a Delaware corporation, (the "Company"), and Thomas Gallagher ("Executive").

W I T N E S S E T H:

        WHEREAS, the Company employed Executive pursuant to an employment agreement entered into as of October 23, 2000 (the "Employment Agreement"), but the Company and Executive mutually agreed that Executive would resign his employment, which he did effective on November 19, 2002 (the "End Date"); and

        WHEREAS, the Company and Executive wish to enter into a new agreement that will supercede the Employment Agreement, except to the extent specifically set forth below (and all capitalized terms herein that are not defined shall have the same definition as in the Employment Agreement), to provide for a mutual release as to all claims including, without limitation, claims that might be asserted by Executive under the Age Discrimination in Employment Act, as further described herein, and to provide certain benefits in exchange for Executive's release and cooperation;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    The Company and Executive hereby agree that the Employment Agreement, except as specifically set forth below, shall terminate and Executive shall end his employment and resign all offices and board memberships with the Company and all affiliates effective on the End Date. Executive agrees to return immediately to the Company his office keys, Company credit cards and records and business documents presently in his possession relating to the business of the Company or of any of its subsidiaries and affiliates, whether on computer or hard copy, and other materials relating to the business of the Company or of any of its subsidiaries and affiliates; provided, however that Executive may keep his computer and related incidental equipment after removing all Company-related material.

        2.    Notwithstanding Executive's resignation from employment, in consideration of the release provided by Executive under paragraph 5 below, his cooperation with the Company and other good and valuable consideration, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, commencing as specified below after the End Date or, if later, on the eighth day after the date of execution of this Agreement, without revocation, (except for the payments required under clause (a) and (b)) the following amounts and benefits:

          (a)  Within 30 days following the End Date, a payment of all Accrued Obligations other than relating to the sale of his Las Vegas residence as described in Section 5(a) of the Employment Agreement and subparagraph (d) below; provided, however, that any and all compensation previously deferred by Executive, whether under the Employment Agreement or pursuant to the terms of the Deferral Plan shall be paid at the time and in the form elected by Executive under the terms of the Deferral Plan. In addition, compensation deferred under the provisions of Section 3 of the Employment Agreement shall continue to be credited with interest, as specified in accordance with Section 3(a)(2) of the Employment Agreement, until paid to Executive.

          (b)  As of the date of execution of this Agreement, Executive agrees that the requirements of Section 3(i) of the Employment Agreement have been satisfied and the Company agrees that Executive has repaid in full the loan made to him in accordance with that Section.

          (c)  On January 3, 2003, a single sum cash amount equal to the Annual Base Salary and Annual Bonus at target that would have been paid to Executive from the End Date through December 31, 2005.

          (d)  When otherwise required by the first paragraph of Section 5(a) of the Employment Agreement as if it were applicable to Executive, all sums due in accordance with that Section or purchase of Executive's current residence, on the terms provided therein, if Executive notifies the Company that he is placing that residence on the market within 9 months after the End Date.

          (e)  Until December 31, 2005, the Company shall continue benefits to Executive and Executive's family, or provide Executive with a tax equivalent amount in order to purchase such benefits, at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(c) of the Employment Agreement as if Executive's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the End Date. Thereafter, Executive and Executive's family shall be entitled to exercise their rights under COBRA.

          (f)    All Incentive Options, Replacement Options and Replacement Shares shall be fully vested and the Incentive Options and Replacement Options, as well as all options of the Company granted to Executive at the time the Company was spun off from Hilton Hotels Corporation, shall be exercisable for the balance of their terms.

          (g)  The Supplemental Benefit, set forth in Section 3(j) of the Employment Agreement, and all other Company-provided supplemental retirement or deferred compensation benefits shall be fully vested. The Supplemental Benefit shall be calculated as if Executive's service as an employee of the Company had extended through December 31, 2005 and the amount of the Supplemental Benefit shall be determined on the basis of the rate of Annual Base Salary and the target rate of Annual Bonus as in effect on the End Date.

          (h)  Reimbursement of Executive's legal fees and expenses incurred in connection with the negotiation of this Agreement and advice regarding the terms of the release described in paragraph 5 below.

        3.    Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, or except as to those retirement or other benefit plans of the Company under which Executive is due a benefit on the date of this Agreement, nor does the Company have any obligation to hire, rehire or re-employ Executive in the future.

        4.    Executive further agrees and acknowledges that, notwithstanding the termination of his employment and the Employment Agreement, the provisions of Section 8(a) of the Employment Agreement shall be incorporated herein and made part hereof by reference and shall continue to apply in accordance with their terms, but the Company agrees that the remaining provisions of Section 8 shall cease to apply Executive on the End Date.

        5.    For and in consideration of the payments to be made and the benefits to be provided to Executive under this Agreement, and conditioned upon such payments and provisions, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with the Company to the date of this Agreement arising from or relating in any way to Executive's employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. §621 et seq., Americans with Disabilities Act ("ADA"), 42 U.S.C §2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., any contracts between the Company and Executive, including the Employment Agreement except as set forth herein, and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this release shall not apply to any entitlements under the terms of the Employment Agreement to the extent set forth herein or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and is due a benefit or to Executive's right to indemnification by the Company, or through any insurance purchased by the Company, to the maximum extent that Executive would have been entitled to indemnification during his employment by the Company. Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. In consideration of Executive's release, the Company shall execute a release in favor of Executive, on the date this Agreement becomes irrevocable, substantially in the form attached hereto as Annex 1.

        6.    Executive hereby certifies that he has read the terms of this Agreement and the release set forth in paragraph 5, that he has the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement, including the release, of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

        7.    Executive hereby acknowledges that he has the right to consider this Agreement, and the release set forth in paragraph 5, for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 3930 Howard Hughes Parkway, Las Vegas, NV 89109, Attention: General Counsel, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

        8.    (a)    Executive agrees to reasonably consult with the Company with respect to matters in which the knowledge gained during his employment is needed by the Company, provided that the Company reimburses Executive for all reasonable expenses incurred and the Company's request does not unreasonably interfere with Executive's business or personal activities following the End Date.

        (b)  The Company will not disparage Executive or Executive's performance or otherwise take any action that could reasonably be expected to adversely affect Executive's personal or professional reputation. Similarly, Executive will not disparage the Company or otherwise take any action that could reasonably be expected to adversely affect the reputation of the Company; provided, however, that the Company agrees not to withhold or otherwise subject any payment, benefit or right under this Agreement to any limitation by reason of any violation or purported violation of this subparagraph by Executive. Executive and the Company each agree that his or its sole remedy under this subparagraph shall be damages actually proven in an arbitration under paragraph 9.

        9.    The Company and Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held in Las Vegas, Nevada, of all claims or controversies arising out of this Agreement. The Company shall pay the fees and costs of the arbitrator and all other costs in connection with any arbitration, including reasonable legal fees and expenses of Executive.

        10.  This Agreement shall be interpreted and enforced under the laws of the state of Delaware.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 18, 2002, but as of the day and year first above written.

ATTEST:	PARK PLACE ENTERTAINMENT CORPORATION
	By:	/s/ STEVEN F. BELL
Witness	/s/ THOMAS GALLAGHER Thomas Gallagher

ANNEX 1

RELEASE

        1.    Park Place Entertainment Corporation, and on behalf of each of its parent, subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term "PARK PLACE"), for and in consideration of the release of Thomas Gallagher ("Executive") under paragraph 5 of the Agreement dated as of November 19, 2002 (hereinafter the "Agreement") to which this Release is attached, and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with PARK PLACE to the date of this Release arising from or relating in any way to Executive's employment relationship and the termination of his employment relationship with PARK PLACE and the termination of the Employment Agreement, as defined in the Agreement, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between PARK PLACE and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to the enforcement of the terms of the Agreement.

        2.    PARK PLACE expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. PARK PLACE acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

        3.    PARK PLACE hereby certifies that it has been advised by counsel in the preparation and review of this General Release.

Intending to be legally bound hereby, PARK PLACE executed the foregoing General Release this            day of,                             , 2002.

Witness	/s/ STEVEN F. BELL

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CONFIDENTIAL SEPARATION AGREEMENT AND MUTUAL RELEASE
ANNEX 1 RELEASE